AMENDMENT NO. 1
TO THE BYLAWS
OF
CROWN ELECTROKINETICS CORP.
(F/K/A 3D NANOCOLOR CORP.)

(a Delaware corporation)

This Amendment No. 1 to the Bylaws (the “Bylaws”) of Crown Electrokinetics Corp., a Delaware corporation (the “Corporation”), is effective as of May 27, 2024.

WHEREAS, the Board of Directors of the Corporation has approved by unanimous written consent the Amendment No. 1 to the Bylaws as set forth below.

NOW, THEREFORE, BE IT RESOLVED, the Bylaws are hereby amended as follows:

The paragraph entitled “QUORUM” in Section 6 of Article I of the Bylaws is hereby amended and restated in its entirety to read as follows:

QUORUM. Except as the General Corporation Law or these Bylaws may otherwise provide, the holders of more than one third (33.33%) of the voting power of all shares of stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum. When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

RESOLVED, except as modified by this Amendment No. 1 to the Bylaws, the rest of the Bylaws remain unchanged and, as modified, continue in full force and effect.

    IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to be signed by its Chief Executive Officer as of the date first written above.

Date: May 27, 2024	CROWN ELECTROKINETICS CORP.

	By:	/s/Doug Croxall
Douglas Croxall
Chief Executive Officer